Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Procore Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other (2)	6,957,976 (4)	$66.74 (2)	$464,375,318	0.0001102	$51,175
Equity	Common Stock, $0.0001 par value per share	Other (3)	1,391,595 (5)	$56.73 (3)	$78,943,793	0.0001102	$8,700
Total Offering Amounts							$59,875
Total Fee Offsets (6)							—
Net Fee Due							$59,875

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Procore Technologies, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $66.74, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 23, 2023.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $66.74, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 23, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(4)	Represents 6,957,976 additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2023 under the Registrant’s 2021 Equity Incentive Plan.
(5)	Represents 1,391,595 additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2023 under the 2021 ESPP.
(6)	The Registrant does not have any fee offsets.